Filed electronically with the Securities and Exchange Commission on April 28, 2017

1940 Act File No. 811-06073

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM N-1A REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
AMENDMENT NO. 36	[X]

GOVERNMENT CASH MANAGEMENT PORTFOLIO

(Exact Name of Registrant as Specified in Charter)

345 Park Avenue, New York, NY 10154

(Address of Principal Executive Offices)

(617) 295-1000

(Registrant’s Telephone Number)

John Millette

Vice President and Secretary

One Beacon Street

Boston, Massachusetts 02108

(Name and Address of Agent for Service)

Copy to:

David A. Sturms, Esq.

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Explanatory Note

This Amendment to the Registration Statement of Government Cash Management Portfolio (the “Portfolio”) on Form N-1A (the “Registration Statement”) has been filed by the Portfolio pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Portfolio are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Portfolio.

Potential investors to whom an offer of beneficial interests is made (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax consequences of an investment in the Portfolio as described in this Registration Statement and in all other materials of any kind (including tax opinions or other tax analyses) that are provided to such person by, or on behalf of, the Portfolio in connection with an investment in the Portfolio.

Government Cash Management Portfolio (the “Portfolio”)

PART A

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 5.	Management

Investment Advisor

Deutsche Investment Management Americas Inc. (“DIMA” or the “Advisor”)

Item 6.	Purchase and Sale of Fund Shares

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Beneficial interests in the Portfolio are redeemable on any day the Portfolio is open. The Portfolio is generally open on days when the New York Stock Exchange (“NYSE”) is open for regular trading. The Portfolio may, but is not required to, accept certain types of purchase and redemption orders (not including exchanges) on days that the NYSE is closed, or beyond a NYSE early closing time if: (a) the Federal Reserve system is open, (b) the primary trading markets for the Portfolio’s portfolio instruments are open and (c) the investment advisor believes there will be adequate liquidity in the short-term markets.

Item 7.	Tax Information

The Portfolio is expected to be a partnership for U.S. federal income tax purposes. As a partnership, the Portfolio is not itself subject to U.S. federal income tax. Instead, in computing its federal income tax liability, each investor in the Portfolio will be required to take into account its distributive share of items of Portfolio income, gain, loss, deduction, credit, and tax preference for each taxable year substantially as though such items had been realized directly by the investor and without regard to whether the Portfolio has distributed or will distribute any amount to its investors. The Portfolio is not required, and generally does not expect to make distributions (other than distributions in redemption of Portfolio interests) to its investors. As a result, an investor could recognize taxable income from the Portfolio in a taxable year in excess of actual non-liquidating cash distributions (if any) made by the Portfolio for that year. Investors that intend to be treated as “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”), may be required to redeem Portfolio interests in order to obtain sufficient cash to meet distribution requirements for such treatment and to avoid an entity-level tax.

Item 8.	Financial Intermediary Compensation

Inapplicable.

Item 9.	Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings

The Portfolio seeks maximum current income to the extent consistent with stability of principal.

While we give priority to earning income and preserving the Portfolio’s capital, all money market instruments, including U.S. government obligations, can change in value when interest rates change or an issuer’s creditworthiness changes.

Additional information about the investment policies of the Portfolio appears in Part B of this Registration Statement. There can be no assurance that the investment objective of the Portfolio will be achieved. The Portfolio incorporates by reference information concerning its investment objective, strategies, policies and risk factors associated with investments in the Portfolio, from the sections entitled “Investment Objective,” “Principal Investment Strategy,” “Main Risks,” “Additional Information About Fund Strategies and Risks” and “Other Policies” in the prospectuses of Deutsche Money Market Trust — Deutsche Government Money Market Series (Institutional Shares), Deutsche Government Cash Management Fund (Institutional Shares) and Deutsche Government Cash Reserves Fund Institutional (Institutional Class) filed with the Securities and Exchange Commission (the “Commission”) in Post-Effective Amendment No. 80 on April 27, 2017 (File Nos. 002-78122 and 811-03495) (collectively, the “Feeder Funds,” the prospectuses of which are collectively referred to as the “Feeder Funds’ Prospectuses”). The Registrant incorporates by reference information concerning the Portfolio’s portfolio holdings from the section entitled “Other Policies - For more information” in the Feeder Funds’ Prospectuses.

Item 10.	Management, Organization, and Capital Structure

The Portfolio incorporates by reference information concerning the management of the Portfolio from the sections entitled “Who Manages and Oversees the Fund” and “Management” in the Feeder Funds’ Prospectuses.

The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its interest in the Portfolio. Beneficial interests in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its beneficial interest at any time. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Portfolio reserves the right to create and issue a number of series, in which case beneficial interests in each series would participate equally in the earnings, dividends and assets of the particular series. Currently, the Portfolio has only one series.

Beneficial interests in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

Item 11. Shareholder Information

The Registrant incorporates by reference information concerning relevant policies of the Portfolio from the section entitled “INVESTING IN THE FUND” in the Feeder Funds’ Prospectuses.

Calculation of Investor’s Beneficial Interest. Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the Portfolio is open for business. At the Valuation Time (as defined below), on each such business day, the value of each investor’s beneficial interest in the Portfolio represents that investor’s share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, will then be effected. The investor’s percentage of the aggregate beneficial interests in the Portfolio will then be re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net assets of the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio as of the Valuation Time, on the following business day of the Portfolio.

The net income of the Portfolio shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the net income of the Portfolio is allocated pro rata among the beneficial interests in the Portfolio.

Distributions and Taxes. The Portfolio makes a daily allocation of its net investment income and realized and unrealized gains and losses from securities transactions to its investors in proportion to their investment in the Portfolio. The Portfolio is not required, and generally does not expect, to make distributions (other than distributions in redemption of Portfolio interests) to its investors.

Under the anticipated method of operation of the Portfolio, the Portfolio, as a partnership for U.S. federal income tax purposes, will generally not be subject to any U.S. federal income tax. Instead, in computing its federal income tax liability, each investor will be required to take into account its distributive share of items of Portfolio income, gain, loss, deduction, credit, and tax preference for each taxable year substantially as though such items had been realized directly by the investor and without regard to whether the Portfolio has distributed or will distribute any amount to its investors. An investor could recognize taxable income from the Portfolio in a taxable year in excess of actual non-liquidating cash distributions (if any) made by the Portfolio for that year. The determination of each investor's distributive share of the Portfolio’s ordinary income and capital gain will be made in accordance with the governing instruments of the Portfolio, as well as with the Code, the Treasury regulations promulgated thereunder, and other applicable authority. The Portfolio may modify its partner allocations to comply with applicable tax regulations, including, without limitation, the income tax regulations under Sections 704, 706, 708, 734, 743, 754, and 755 of the Code. It also may make special allocations of specific tax items, including gross income, gain, deduction, or loss. These modified or special allocations could result in an investor, as a partner, receiving more or less items of income, gain, deduction, or loss (and/or income, gain, deduction, or loss of a different character) than it would in the absence of such modified or special allocations.

An investor’s receipt of a non-liquidating cash distribution from the Portfolio generally will result in recognized gain (but not loss) only to the extent that the amount of the distribution exceeds the investor’s adjusted basis in its interest of the Portfolio immediately before the distribution. An investor that receives a liquidating cash distribution from the Portfolio generally will recognize capital gain to the extent of the difference between the proceeds received by the investor and the investor’s adjusted tax basis in its Portfolio interests; however, the investor generally will recognize ordinary income, rather than capital gain, to the extent that investor’s allocable share of “unrealized receivables” (including any accrued but untaxed market discount) and substantially appreciated inventory, if any, exceeds the investor’s share of the basis in those unrealized receivables and substantially appreciated inventory. Any loss may be recognized by an investor only if it redeems all of its Portfolio interests for cash. An investor generally will not recognize gain or loss on an in-kind distribution of property from the Portfolio, including on an in-kind redemption of Portfolio interests. However, certain exceptions to this general rule may apply.

The Portfolio will provide tax information on Schedule K-1 to each investor following the close of the Portfolio’s taxable year. Each investor will be responsible for keeping its own records for determining its tax basis in its Portfolio interests and for the preparation and filing of its own tax returns.

It is intended that the Portfolio’s income and assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the income and diversification requirements under section 851(b) of the Code for qualification as a "regulated investment company", assuming that the investor invested all or substantially all of its assets in the Portfolio. Such investors may be required to redeem Portfolio interests in order to obtain sufficient cash to meet the distribution requirements under section 852 of the Code for treatment as a regulated investment company and to avoid an entity-level tax.

The above is a general summary of certain U.S. federal income tax consequences of investing in the Portfolio. Investors should consult their own tax advisors about the precise tax consequences of an investment in the Portfolio in light of their particular tax situation, including possible foreign, state, local, or other applicable taxes (including the federal alternative minimum tax). See Item 24 ("Taxation of the Portfolio") of Part B of this Registration Statement for more information concerning the federal income tax consequences of investing in the Portfolio. The Portfolio's investors are expected to be principally regulated investment companies. The summary above does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them.

Short-Term Trading. Since money market funds hold short-term instruments and are intended to provide liquidity to shareholders of the Feeder Funds, the investment advisor does not monitor or limit short-term and excessive trading activity in the Portfolio, and, accordingly, the Board of the Portfolio has not approved any policies and procedures designed to limit this activity. However, the Portfolio reserves the right to and may reject or cancel a purchase or exchange order for any reason, including if, in the opinion of the investment advisor, there appears to be a pattern of short-term and excessive trading by an investor in another Deutsche Asset Management fund or Deutsche fund. Registrant incorporates by reference information concerning short-term and excessive trading from the section entitled “Policies about transactions — Short-Term Trading” in the Feeder Funds’ prospectuses.

Buying and Selling Portfolio Interests. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. See “Explanatory Note” above.

The Portfolio is generally open for business each day the NYSE is open. The Portfolio calculates its share price every business day at 4:00 p.m. and 5:00 p.m. Eastern time (the “Valuation Time”), but sometimes earlier, as in the case of scheduled half-day trading or unscheduled suspensions of trading. Investors can place an order to buy or sell beneficial interests at any time that the Portfolio is open for business.

The Portfolio may, but is not required to, accept certain types of purchase and redemption orders (not including exchanges) on days that the NYSE is closed, or beyond a NYSE early closing time (referred to as a “Limited Trading Period”) if: (a) the Federal Reserve system is open, (b) the primary trading markets for the Portfolio’s portfolio instruments are open and (c) the investment advisor believes there will be adequate liquidity in the short-term markets (a “Portfolio Business Day”).

An investment in the Portfolio may be made without a sales load. All investments are made at the net value next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. Securities are valued using amortized cost, which does not take into account unrealized capital gains or losses.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank).

An investor in the Portfolio may withdraw all or any portion of its investment at the net value next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. In accordance with current SEC staff guidance regarding the application of Rule 2a-7(d)(4)(ii) to funds participating in a master-feeder structure, it is the policy of the Portfolio to pay redemption proceeds within one Portfolio Business Day after receipt of a withdrawal request in proper form until further notice. The Portfolio reserves the right to pay redemptions in kind. Beneficial interests in the Portfolio may not be transferred.

The Portfolio reserves the right to suspend or postpone redemptions as permitted pursuant to Section 22(e) of the 1940 Act. Generally, those circumstances are when 1) the New York Stock Exchange is closed other than customary weekend or holiday closings; 2) the SEC determines that trading on the New York Stock Exchange is restricted; 3) the SEC determines that an emergency exists which makes the disposal of securities owned by the fund or the fair determination of the value of the fund’s net assets not reasonably practicable; or 4) the SEC, by order or rule, permits the suspension of the right of redemption.

The Portfolio and Deutsche AM Distributors, Inc. (“DDI” or the “Distributor”) reserve the right to cease accepting investments at any time or to reject any investment order.

The placement agent for the Portfolio is DDI. The principal business address of DDI and its affiliates is 222 South Riverside Plaza, Chicago, IL 60606. DDI receives no additional compensation for serving as the placement agent for the Portfolio.

Item 12.	Distribution Arrangements

Registrant incorporates by reference information concerning its Master-Feeder structure from the sub-section entitled “Organizational Structure” contained within the section entitled “Who Manages and Oversees the Fund” in the Feeder Funds’ Prospectuses.

Government Cash Management Portfolio (the “Portfolio”)

PART B

Item 14.	Cover Page and Table of Contents

The Prospectus of the Portfolio, which may be amended from time to time, provides the basic information investors should know before investing. This SAI, which is not a Prospectus, is intended to provide additional information regarding the activities and operations of the Portfolio and should be read in conjunction with the Prospectus. You may request a copy of a prospectus or a paper copy of this SAI, if you have received it electronically, free of charge by calling the Portfolio at (800) 730-1313.

TABLE OF CONTENTS

PORTFOLIO HISTORY

DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENT AND RISKS

MANAGEMENT OF THE PORTFOLIO

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

INVESTMENT ADVISORY AND OTHER SERVICES

PORTFOLIO MANAGERS

BROKERAGE ALLOCATION AND OTHER PRACTICES

CAPITAL STOCK AND OTHER SECURITIES

PURCHASE, REDEMPTION AND PRICING OF SHARES

TAXATION OF THE PORTFOLIO

UNDERWRITERS

CALCULATION OF PERFORMANCE DATA

FINANCIAL STATEMENTS

Item 15. Portfolio History

The Portfolio was organized as a trust under the laws of the State of New York on March 26, 1990.

Item 16. Description of the Portfolio and Its Investment and Risks

The Portfolio is a no-load, diversified, open-end management investment company. The Portfolio incorporates by reference information concerning the investment policies and limitations of the Portfolio, as well as a description of the policies and procedures regarding portfolio holdings disclosure, from the sections entitled “Investments,” “Investment Restrictions,” “Part I: Appendix I-I – Investment Practices and Techniques,” “Part II: Appendix II-G – Investment Practices and Techniques” and “Portfolio Holdings Information” in the Statements of Additional Information for Deutsche Money Market Trust — Deutsche Government Money Market Series (Institutional Shares), Deutsche Government Cash Management Fund (Institutional Shares) and Deutsche Government Cash Reserves Fund Institutional (Institutional Class) filed with the Securities and Exchange Commission (the “Commission”) in Post-Effective Amendment No. 80 on April 27, 2017 (File Nos. 002-78122 and 811-03495) (collectively, the “Feeder Funds,” the SAIs of which are collectively referred to as the “Feeder Funds’ SAIs”).

Item 17.	Management of the Portfolio

Board Members and Officers

Identification and Background

The following table presents certain information regarding the Board Members of the Trust/Corporation. Each Board Member’s year of birth is set forth in parentheses after his or her name. Unless otherwise noted, (i) each Board Member has engaged in the principal occupation(s) noted in the table for at least the most recent five years, although not necessarily in the same capacity, and (ii) the address of each Board Member that is not an “interested person” (as defined in the 1940 Act) of the Trust/Corporation or the Advisor (each, an “Independent Board Member”) is Keith R. Fox, Deutsche Funds Board Chair, c/o Thomas R. Hiller, Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600. The term of office for each Board Member is until the election and qualification of a successor, or until such Board Member sooner dies, resigns, is removed or as otherwise provided in the governing documents of the Trust/Corporation. Because the fund does not hold an annual meeting of shareholders, each Board Member will hold office for an indeterminate period.

Independent Board Members

Name, Year of Birth, Position with the Trust/Corporation and Length of Time Served(1)	Business Experience and Directorships During the Past 5 Years	Number of Funds in Deutsche Fund Complex Overseen	Other Directorships Held by Board Member
Keith R. Fox, CFA (1954) Chairperson since 2017, and Board Member since 1996	Managing General Partner, Exeter Capital Partners (a series of private investment funds) (since 1986); Directorships: Progressive International Corporation (kitchen goods importer and distributor); The Kennel Shop (retailer); former Chairman, National Association of Small Business Investment Companies; former Directorships: BoxTop Media Inc. (advertising); Sun Capital Advisers Trust (mutual funds) (2011-2012)	97	-
Kenneth C. Froewiss (1945) Vice Chairperson since 2017, and Board Member since 2001	Retired Clinical Professor of Finance, NYU Stern School of Business (1997-2014); Member, Finance Committee, Association for Asian Studies (2002-present); Director, Mitsui Sumitomo Insurance Group (US) (2004-present); prior thereto, Managing Director, J.P. Morgan (investment banking firm) (until 1996)	97	-
John W. Ballantine (1946) Board Member since 1999	Retired; formerly: Executive Vice President and Chief Risk Management Officer, First Chicago NBD Corporation/The First National Bank of Chicago (1996-1998); Executive Vice President and Head of International Banking (1995-1996); former Directorships: Director and Chairman of the Board, Healthways Inc.(2) (population well-being and wellness services) (2003-2014); Stockwell Capital Investments PLC (private equity); Enron Corporation; FNB Corporation; Tokheim Corporation; First Oak Brook Bancshares, Inc. and Oak Brook Bank; Prisma Energy International. Not-for-Profit Director/Trustee: Palm Beach Civic Assn.; Public Radio International; Window to the World Communications (public media); Harris Theater for Music and Dance (Chicago)	97	Portland General Electric(2) (utility company) (2003-present)
Henry P. Becton, Jr. (1943) Board Member since 1990	Vice Chair and former President, WGBH Educational Foundation. Directorships: Public Radio International; Public Radio Exchange (PRX); The Pew Charitable Trusts (charitable organization); former Directorships: Becton Dickinson and Company(2) (medical technology company); Belo Corporation(2) (media company); The PBS Foundation; Association of Public Television Stations; Boston Museum of Science; American Public Television; Concord Academy; New England Aquarium; Mass. Corporation for Educational Telecommunications; Committee for Economic Development; Public Broadcasting Service; Connecticut College; North Bennett Street School (Boston)	97	-

Dawn-Marie Driscoll (1946) Board Member since 1987	Emeritus Executive Fellow, Center for Business Ethics, Bentley University; formerly: President, Driscoll Associates (consulting firm); Partner, Palmer & Dodge (law firm) (1988-1990); Vice President of Corporate Affairs and General Counsel, Filene’s (retail) (1978-1988); Directorships: Advisory Board, Center for Business Ethics, Bentley University; Trustee and former Chairman of the Board, Southwest Florida Community Foundation (charitable organization); former Directorships: ICI Mutual Insurance Company (2007-2015); Sun Capital Advisers Trust (mutual funds) (2007-2012); Investment Company Institute (audit, executive, nominating committees) and Independent Directors Council (governance, executive committees)	97	-
Paul K. Freeman (1950) Board Member since 1993	Consultant, World Bank/Inter-American Development Bank; formerly: Chair, Independent Directors Council; Investment Company Institute (executive and nominating committees); Chairman of Education Committee of Independent Directors Council; Project Leader, International Institute for Applied Systems Analysis (1998-2001); Chief Executive Officer, The Eric Group, Inc. (environmental insurance) (1986-1998); Directorships: Denver Zoo Foundation (December 2012-present); Knoebel Institute for Healthy Aging, University of Denver (2017-present); former Directorships: Prisma Energy International	97	-
Richard J. Herring (1946) Board Member since 1990	Jacob Safra Professor of International Banking and Professor, Finance Department, The Wharton School, University of Pennsylvania (since July 1972); Co-Director, Wharton Financial Institutions Center; formerly: Vice Dean and Director, Wharton Undergraduate Division (July 1995-June 2000); Director, Lauder Institute of International Management Studies (July 2000-June 2006)	97	Director, Aberdeen Singapore and Japan Funds (since 2007), Independent Director of Barclays Bank Delaware (since September 2010)
William McClayton (1944) Board Member since 2004	Private equity investor (since October 2009); previously: Managing Director, Diamond Management & Technology Consultants, Inc. (global consulting firm) (2001-2009); Directorship: Board of Managers, YMCA of Metropolitan Chicago; formerly: Senior Partner, Arthur Andersen LLP (accounting) (1966-2001); Trustee, Ravinia Festival	97	-
Rebecca W. Rimel (1951) Board Member since 1995	President, Chief Executive Officer and Director, The Pew Charitable Trusts (charitable organization) (1994-present); formerly: Executive Vice President, The Glenmede Trust Company (investment trust and wealth management) (1983-2004); Board Member, Investor Education (charitable organization) (2004-2005); Trustee, Executive Committee, Philadelphia Chamber of Commerce (2001-2007); Director, Viasys Health Care(2) (January 2007-June 2007); Trustee, Thomas Jefferson Foundation (charitable organization) (1994-2012)	97	Director, Becton Dickinson and Company(2) (medical technology company) (2012-present); Director, BioTelemetry Inc.(2) (healthcare) (2009-present)
William N. Searcy, Jr. (1946) Board Member since 1993	Private investor since October 2003; formerly: Pension & Savings Trust Officer, Sprint Corporation(2) (telecommunications) (November 1989-September 2003); Trustee, Sun Capital Advisers Trust (mutual funds) (1998-2012)	97	-

Jean Gleason Stromberg (1943) Board Member since 1997	Retired; formerly: Consultant (1997-2001); Director, Financial Markets US Government Accountability Office (1996-1997); Partner, Norton Rose Fulbright, L.L.P. (law firm) (1978-1996); former Directorships: The William and Flora Hewlett Foundation (charitable organization) (2000-2015); Service Source, Inc. (nonprofit), Mutual Fund Directors Forum (2002-2004), American Bar Retirement Association (funding vehicle for retirement plans) (1987-1990 and 1994-1996)	97	-

Officers(4)

Name, Year of Birth, Position with the Trust/Corporation and Length of Time Served(5)	Business Experience and Directorships During the Past 5 Years
Brian E. Binder(8) (1972) President and Chief Executive Officer, 2013-present	Managing Director(3) and Head of US Product and Fund Administration, Deutsche Asset Management (2013-present); Director and President, Deutsche AM Service Company (since 2016); Director and Vice President, Deutsche AM Distributors, Inc. (since 2016); Director and President, DB Investment Managers, Inc. (since 2016); formerly, Head of Business Management and Consulting at Invesco, Ltd. (2010-2012)
John Millette(7) (1962) Vice President and Secretary, 1999-present	Director(3), Deutsche Asset Management; Chief Legal Officer, Deutsche Investment Management Americas Inc. (2015-present); and Director and Vice President, Deutsche AM Trust Company (since 2016); formerly, Chief Legal Officer and Secretary, Deutsche Investment Management Americas Inc. (2015-2017)
Hepsen Uzcan(6) (1974) Vice President, since 2016 Assistant Secretary, 2013-present	Director(3), Deutsche Asset Management
Paul H. Schubert(6) (1963) Chief Financial Officer, 2004-present Treasurer, 2005-present	Managing Director(3), Deutsche Asset Management, and Chairman, Director and President, Deutsche AM Trust Company (since 2013); Vice President, Deutsche AM Distributors, Inc. (since 2016); formerly, Director, Deutsche AM Trust Company (2004 - 2013)
Caroline Pearson(7) (1962) Chief Legal Officer, 2010-present	Managing Director(3), Deutsche Asset Management; Secretary, Deutsche AM Service Company; formerly, Secretary, Deutsche AM Distributors, Inc.
Scott D. Hogan(7) (1970) Chief Compliance Officer, since 2016	Director(3), Deutsche Asset Management
Wayne Salit(6) (1967) Anti-Money Laundering Compliance Officer, 2014-present	Director(3), Deutsche Asset Management; formerly: Managing Director, AML Compliance Officer at BNY Mellon (2011-2014); and Director, AML Compliance Officer at Deutsche Bank (2004-2011)
Paul Antosca(7) (1957) Assistant Treasurer, 2007-present	Director(3), Deutsche Asset Management
Diane Kenneally(7) (1966) Assistant Treasurer, 2007-present	Director(3), Deutsche Asset Management

(1)       The length of time served represents the year in which the Board Member joined the board of one or more Deutsche funds currently overseen by the Board.

(2)       A publicly held company with securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(3)       Executive title, not a board directorship.

(4)       As a result of their respective positions held with the Advisor, these individuals are considered “interested persons” of the Advisor within the meaning of the 1940 Act. Interested persons receive no compensation from the fund.

(5)       The length of time served represents the year in which the officer was first elected in such capacity for one or more Deutsche funds.

(6)       Address: 60 Wall Street, New York, New York 10005.

(7)       Address: One Beacon Street, Boston, Massachusetts 02108.

(8)       Address: 222 South Riverside Plaza, Chicago, Illinois 60606.

Certain officers hold similar positions for other investment companies for which DIMA or an affiliate serves as the Advisor.

Officer’s Role with Principal Underwriter: Deutsche AM Distributors, Inc.

Brian Binder:	Director and Vice President
Paul H. Schubert:	Vice President

Board Member Qualifications

The Nominating and Governance Committee is responsible for recommending proposed nominees for election to the full Board for its approval. In recommending the election of the current Board Members, the Committee generally considered the educational, business and professional experience of each Board Member in determining his or her qualifications to serve as a Board Member, including the Board Member's record of service as a director or trustee of public and private organizations. In the case of most Board Members, this included their many years of previous service as a trustee of certain of the Deutsche funds. This previous service has provided these Board Members with a valuable understanding of the history of the Deutsche funds and the DIMA organization and has also served to demonstrate their high level of diligence and commitment to the interests of fund shareholders and their ability to work effectively and collegially with other members of the Board. The Committee also considered, among other factors, the particular attributes described below with respect to the various individual Board Members:

John W. Ballantine — Mr. Ballantine's experience in banking, financial risk management and investments acquired in the course of his service as a senior executive of a major US bank.

Henry P. Becton, Jr. — Mr. Becton's professional training and experience as an attorney, his experience as the chief executive officer of a major public media company and his experience as lead director of two

NYSE companies, including his service at various times as the chair of the audit, compensation and nominating committees of one or both of such boards.

Dawn-Marie Driscoll — Ms. Driscoll's professional training and experience as an attorney, her expertise as a consultant, professor and author on the subject of business ethics, her service as a member of the executive committee of the Independent Directors Council of the Investment Company Institute and her experience as a director of an insurance company serving the mutual fund industry.

Keith R. Fox — Mr. Fox's experience as the chairman and a director of various private operating companies and investment partnerships and his experience as a director and audit committee member of several public companies. In addition, he holds the Chartered Financial Analyst designation.

Paul K. Freeman — Dr. Freeman's professional training and experience as an attorney and an economist, his experience as the founder and chief executive officer of an insurance company, his experience as a senior executive and consultant for various companies focusing on matters relating to risk management and his service on the Independent Directors Council of the Investment Company Institute.

Kenneth C. Froewiss — Dr. Froewiss' professional training and experience as an economist, his experience in finance acquired in various professional positions with governmental and private banking organizations and his experience as a professor of finance at a leading business school.

Richard J. Herring — Mr. Herring's experience as a professor of finance at a leading business school and his service as an advisor to various professional and governmental organizations.

William McClayton — Mr. McClayton's professional training and experience in public accounting, including his service as a senior partner of a major public accounting firm focusing on financial markets companies and his service as a senior executive of a public management consulting firm.

Rebecca W. Rimel — Ms. Rimel's experience on a broad range of public policy issues acquired during her service as the executive director of a major foundation and her experience as a director of several public companies.

William N. Searcy, Jr. — Mr. Searcy's experience as an investment officer for various major public company retirement plans, which included evaluation of unaffiliated investment advisers and supervision of various administrative and accounting functions.

Jean Gleason Stromberg — Ms. Stromberg's professional training and experience as an attorney specializing in federal securities law, her service in a senior position with the Securities and Exchange Commission and the US Government Accountability Office and her experience as a director and audit committee member of several major non-profit organizations.

Board Member Share Ownership in the Portfolio

Because the Portfolio is a “master portfolio” held by other feeder funds, of the Board Members cannot directly invest in the Portfolio. The Portfolio incorporates by reference information about the Board Members’ investments in the feeder funds from the section entitled “Part I: Appendix I-A Board Member Share Ownership and Control Persons.”

The following tables show the dollar range of equity securities beneficially owned by each Board Member in the Deutsche funds as of December 31, 2016.

Aggregate Dollar Range of Beneficial Ownership(1)

Funds Overseen by Board Member in the Deutsche Funds
Independent Board Member:
John W. Ballantine	Over $100,000
Henry P. Becton, Jr.	Over $100,000
Dawn-Marie Driscoll	Over $100,000
Keith R. Fox	Over $100,000
Paul K. Freeman	Over $100,000
Kenneth C. Froewiss	Over $100,000
Richard J. Herring	Over $100,000
William McClayton	Over $100,000
Rebecca W. Rimel	Over $100,000
William N. Searcy, Jr.	Over $100,000
Jean Gleason Stromberg	Over $100,000

(1)	The dollar ranges are: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or over $100,000.

Ownership in Securities of the Advisor and Related Companies

The information in the table below reflects ownership by the Independent Board Members and their immediate family members of certain securities as of December 31, 2016. An immediate family member can be a spouse, children residing in the same household, including step and adoptive children, and any dependents.

The securities represent ownership in the Advisor or Distributor and any persons (other than a registered investment company) directly or indirectly controlling, controlled by, or under common control with the Advisor or Distributor (including Deutsche Bank AG).

Independent Board Member	Owner and Relationship to Board Member	Company	Title of Class	Value of Securities on an Aggregate Basis	Percent of Class on an Aggregate Basis
John W. Ballantine		None
Henry P. Becton, Jr.		None
Dawn-Marie Driscoll		None
Keith R. Fox		None
Paul K. Freeman		None
Kenneth C. Froewiss		None
Richard J. Herring		None
William McClayton		None
Rebecca W. Rimel		None
William N. Searcy, Jr.		None
Jean Gleason Stromberg		None

(1)	The dollar ranges are: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or over $100,000.

Information Concerning Committees and Meetings of the Board

The Board oversees the operations of the Deutsche funds and meets periodically to oversee fund activities, and to review fund performance and contractual arrangements with fund service providers. The Board met 6 times during the most recently completed calendar year.

Board Leadership Structure

A fund’s Board is responsible for the general oversight of a fund’s affairs and for assuring that the fund is managed in the best interests of its shareholders. The Board regularly reviews a fund’s investment performance as well as the quality of other services provided to a fund and its shareholders by DIMA and its affiliates, including administration and shareholder servicing. At least annually, the Board reviews and evaluates the fees and operating expenses paid by a fund for these services and negotiates changes that it deems appropriate. In carrying out these responsibilities, the Board is assisted by a fund’s auditors, independent counsel and other experts as appropriate, selected by and responsible to the Board.

Independent Board Members are not considered “interested persons” (as defined in the 1940 Act) of the fund or its investment adviser. These Independent Board Members must vote separately to approve all financial arrangements and other agreements with a fund’s investment adviser and other affiliated parties. The role of the Independent Board Members has been characterized as that of a “watchdog” charged with oversight to protect shareholders’ interests against overreaching and abuse by those who are in a position to control or influence a fund. A fund’s Independent Board Members meet regularly as a group in executive session without representatives of the investment adviser present. An Independent Board Member currently serves as chairman of the Board.

Taking into account the number, the diversity and the complexity of the funds overseen by the Board Members and the aggregate amount of assets under management in the Deutsche funds, the Board has determined that the efficient conduct of its affairs makes it desirable to delegate responsibility for certain specific matters to committees of the Board. These committees, which are described in more detail below, review and evaluate matters specified in their charters and/or enabling resolutions, and take actions on those matters and/or make recommendations to the Board as appropriate. Each committee may utilize the resources of a fund’s counsel and auditors as well as other experts. The committees meet as often as necessary, either in conjunction with regular meetings of the Board or otherwise. The membership and chair of each committee are appointed by the Board upon recommendation of the Nominating and Governance Committee. The membership and chair of each committee consists exclusively of Independent Board Members.

The Board has determined that this committee structure also allows the Board to focus more effectively on the oversight of risk as part of its broader oversight of the fund’s affairs. While risk management is the primary responsibility of a fund’s investment adviser, the Board regularly receives reports regarding investment risks and compliance risks. The Board’s committee structure allows separate committees to focus on different aspects of these risks and their potential impact on some or all of the Deutsche funds and to discuss with the fund’s investment adviser and administrator how it monitors and controls such risks.

Board Committees. The Board has established the following standing committees: Audit Committee and Valuation Sub-Committee, Nominating and Governance Committee, Contract Committee, Investment Oversight Committee, Operations Committee and Dividend Committee.

Name of Committee	Number of Meetings in Last Calendar Year	Functions	Current Members

AUDIT COMMITTEE	8	Assists the Board in fulfilling its responsibility for oversight of (1) the integrity of the financial statements, (2) the fund’s accounting and financial reporting policies and procedures, (3) the fund’s compliance with legal and regulatory requirements related to accounting and financial reporting, (4) valuation of fund assets and securities and (5) the qualifications, independence and performance of the independent registered public accounting firm for the fund. Oversees the valuation of the fund’s securities and other assets and determines, as needed, the fair value of fund securities or other assets under certain circumstances as described in the fund’s Valuation Procedures. The Audit Committee has appointed a Valuation Sub-Committee, which may make determinations of fair value required when the Audit Committee is not in session. The current members of the fund’s Valuation Sub-Committee are Paul K. Freeman, Richard J. Herring, John W. Ballantine (Alternate), Henry P. Becton, Jr. (Alternate) and William McClayton (Alternate). The Audit Committee also approves and recommends to the Board the appointment, retention or termination of the independent registered public accounting firm for the fund, reviews the scope of audit and internal controls, considers and reports to the Board on matters relating to the fund’s accounting and financial reporting practices, and performs such other tasks as the full Board deems necessary or appropriate.	Paul K. Freeman (Chair), William McClayton (Vice Chair), John W. Ballantine, Henry P. Becton, Jr. and Richard J. Herring
NOMINATING AND GOVERNANCE COMMITTEE	5	Recommends individuals for membership on the Board, nominates officers, Board and committee chairs, vice chairs and committee members, and oversees the operations of the Board. The Nominating and Governance Committee has not established specific, minimum qualifications that must be met by an individual to be considered by the Nominating and Governance Committee for nomination as a Board Member. The Nominating and Governance Committee may take into account a wide variety of factors in considering Board Member candidates, including, but not limited to: (i) availability and commitment of a candidate to attend meetings and perform his or her responsibilities to the Board, (ii) relevant industry and related experience, (iii) educational background, (iv) financial expertise, (v) an assessment of the candidate's ability, judgment and expertise, and (vi) the current composition of the Board. The Committee generally believes that the Board benefits from diversity of background, experience and views among its members, and considers this as a factor in evaluating the composition of the Board, but has not adopted any specific policy in this regard. The Nominating and Governance Committee reviews recommendations by shareholders for candidates for Board positions on the same basis as candidates recommended by other sources. Shareholders may recommend candidates for Board positions by forwarding their correspondence by US mail or courier service to Keith R. Fox, Deutsche Funds Board Chair, c/o Thomas R. Hiller, Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600.	Rebecca W. Rimel (Chair), Henry P. Becton, Jr. (Vice Chair), Kenneth C. Froewiss and William McClayton
CONTRACT COMMITTEE	6	Reviews at least annually, (a) the fund’s financial arrangements with DIMA and its affiliates, and (b) the fund’s expense ratios.	John W. Ballantine (Chair), Dawn-Marie Driscoll (Vice Chair), Paul K. Freeman, Richard J. Herring, William N. Searcy, Jr. and Jean Gleason Stromberg
INVESTMENT OVERSIGHT COMMITTEE	5	Reviews the investment operations of the funds.	William McClayton (Chair), Richard J. Herring (Vice Chair), John W. Ballantine, Henry P. Becton, Jr., Dawn-Marie Driscoll, Paul K. Freeman, Kenneth C. Froewiss, Rebecca W. Rimel, William N. Searcy, Jr. and Jean Gleason Stromberg

OPERATIONS COMMITTEE	5	Reviews the administrative operations and general compliance matters of the fund. Reviews administrative matters related to the operations of the fund, policies and procedures relating to portfolio transactions, custody arrangements, fidelity bond and insurance arrangements and such other tasks as the full Board deems necessary or appropriate.	William N. Searcy, Jr. (Chair), Kenneth C. Froewiss (Vice Chair), Dawn-Marie Driscoll, Rebecca W. Rimel and Jean Gleason Stromberg
DIVIDEND COMMITTEE	0	Authorizes dividends and other distributions for those funds that are organized as series of a Maryland corporation. Committee meets on an as-needed basis. The Committee applies only to the following corporations: Deutsche Global/International Fund, Inc., Deutsche Global High Income Fund, Inc., Deutsche International Fund, Inc., Deutsche High Income Opportunities Fund, Inc. and Deutsche Value Series, Inc.	Keith R. Fox, Kenneth C. Froewiss, John W. Ballantine (Alternate), Henry P. Becton, Jr. (Alternate), Dawn-Marie Driscoll (Alternate), Paul K. Freeman (Alternate), Richard J. Herring (Alternate), William McClayton (Alternate), Rebecca W. Rimel (Alternate), William N. Searcy, Jr. (Alternate) and Jean Gleason Stromberg (Alternate)

Ad Hoc Committees. In addition to the standing committees described above, from time to time the Board may also form ad hoc committees to consider specific issues.

Board Member Compensation

Each Independent Board Member receives compensation from the Portfolio for his or her services, which includes retainer fees and specified amounts for various committee services and for the Board Chairperson and Vice Chairperson. No additional compensation is paid to any Independent Board Member for travel time to meetings, attendance at directors’ educational seminars or conferences, service on industry or association committees, participation as speakers at directors’ conferences or service on special fund industry director task forces or subcommittees. Independent Board Members do not receive any employee benefits such as pension or retirement benefits or health insurance from the Portfolio or any fund in the Deutsche fund complex.

Board Members who are officers, directors, employees or stockholders of Deutsche Asset Management or its affiliates receive no direct compensation from the Portfolio, although they are compensated as employees of Deutsche Asset Management, or its affiliates, and as a result may be deemed to participate in fees paid by the Portfolio. The following tables show, for each Independent Board Member, compensation from the Portfolio during its most recently completed fiscal year, and aggregate compensation from all of the funds in the Deutsche fund complex during calendar year 2016.

Aggregate Compensation from the Portfolio

Board Member	Government Cash Management Portfolio
Independent Board Member:
John W. Ballantine	$67,254
Henry P. Becton, Jr.	$61,220
Dawn-Marie Driscoll	$67,254
Keith R. Fox	$67,254
Paul K. Freeman	$67,254
Kenneth C. Froewiss	$85,358
Richard J. Herring	$61,220
William McClayton	$64,841
Rebecca W. Rimel	$67,254
William N. Searcy, Jr.	$61,220
Jean Gleason Stromberg	$61,220

Total Compensation from Deutsche Fund Complex

Board Member	Total Compensation from the Portfolio and Deutsche Fund Complex(1)
Independent Board Member:
John W. Ballantine(4)	$300,000
Henry P. Becton, Jr.	$275,000

Dawn-Marie Driscoll(4)	$300,000
Keith R. Fox(4)	$300,000
Paul K. Freeman(4)	$300,000
Kenneth C. Froewiss(2)	$375,000
Richard J. Herring	$275,000
William McClayton(3)	$290,000
Rebecca W. Rimel(4)	$300,000
William N. Searcy, Jr.	$275,000
Jean Gleason Stromberg	$275,000

(1)       For each Independent Board Member total compensation from the Deutsche fund complex represents compensation from 98 funds as of December 31, 2016.

(2)       Includes $100,000 in annual retainer fees received by Mr. Froewiss as Chairperson of Deutsche funds.

(3)       Includes $15,000 in annual retainer fees received by Mr. McClayton as Vice Chairperson of Deutsche funds.

(4)       Includes $25,000 in annual retainer fees for serving as Chairperson of a Board committee.

Item 18.	Control Persons and Principal Holders of Securities

As of April 24, 2017, Deutsche Government Money Market Series owned approximately 77%, Deutsche Government Cash Management Fund owned approximately 10% and Deutsche Government Cash Reserves Fund Institutional owned approximately 9%, each a series of Deutsche Money Market Trust, of the value of the outstanding interests in the Portfolio, and Government Money Market ProFund, a series of ProFunds, owned approximately 4% of the value of the outstanding interests in the Portfolio. At the level of ownership indicated, Deutsche Government Money Market Series would be able to determine the outcome of most issues that are submitted to investors to vote upon.

Each Feeder Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, the Feeder Fund will hold a meeting of shareholders and will cast its votes as instructed by the Feeder Fund’s shareholders. It is anticipated that other registered investment companies investing in the Portfolio will follow the same or a similar practice.

Item 19.	Investment Advisory and Other Services

The Portfolio incorporates by reference information concerning the investment advisory and other services provided for or on behalf of the Portfolio from the sections entitled “Management of the Fund” and “Distribution and Service Agreements and Plans” in the Feeder Funds’ SAIs.

Fee Rates of Service Providers

Fees payable to DIMA for investment management services.

The management fee(s) for the Portfolio, at the annual percentage rate of daily net assets, are indicated below:

Government Cash Management Portfolio	First $3 billion 0.1200% Next $4.5 billion 0.1025% Thereafter 0.0900%

Service Provider Compensation

Government Cash Management Portfolio

Fiscal Year Ended	Gross Amount Paid to DIMA for Advisory Services	Amount Waived by DIMA for Advisory Services	Gross Amount Paid to DIMA for General Administrative Services	Amount Waived by DIMA for General Administrative Services
2016	$14,355,667	$6,573,295	$3,774,703	$0
2015	$25,037,507	$4,944,455	$5,893,752	$0

2014	$25,163,568	$5,288,951	$5,925,263	$0

From time to time, the Advisor may voluntarily waive or reimburse certain operating expenses of the Portfolio. These voluntary waivers or reimbursement may be terminated at any time at the option of the Advisor.

The Portfolio did not pay any fees to Deutsche AM Service Company, the transfer agent.

Item 20. Portfolio Managers

Not applicable.

Item 21. Brokerage Allocation and Other Practices

The Portfolio incorporates by reference information concerning the brokerage allocation and other practices of the Portfolio from the section entitled “Portfolio Transactions and Brokerage Commissions” and “Portfolio Transactions” in the Feeder Funds’ SAIs.

Item 22. Capital Stock and Other Securities

Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio’s net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor’s beneficial interest in the Portfolio are issued only upon the written request of an investor.

Each investor is entitled to a vote in proportion to the amount of its beneficial interest in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio’s Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio’s Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the affirmative vote of the holders of not less than two-thirds of the beneficial interests of the Trust. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the affirmative vote of the holders of not less than two-thirds of the beneficial interests of the Trust, or (ii) by the Trustees of the Portfolio by written notice to its investors.

The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable (on a joint and several basis) for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor’s incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

The Portfolio reserves the right to create and issue a number of series, in which case beneficial interests in each series would participate equally in the earnings and assets of the particular series. Investors in each series would be entitled to vote separately to approve advisory agreements or changes in investment policy, but investors in all series may vote together in the election or selection of Trustees, principal underwriters and accountants for the Portfolio. Upon liquidation or dissolution of the Portfolio, the beneficial interests in each series would be entitled to share pro rata in the net assets of their respective series available for distribution to investors.

Item 23.	Purchase, Redemption, and Pricing of Shares

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended. See Item 11 “Shareholder Information” in Part A of this Registration Statement.

The Portfolio incorporates by reference information concerning the method followed by the Portfolio in determining its net value and the timing of such determinations from the section entitled “Net Asset Value” in the Feeder Funds’ SAIs.

Item 24. Taxation of the Portfolio

The following is intended to be a general summary of certain U.S. federal income tax consequences of investing in the Portfolio. It is not intended as a complete discussion of all such consequences, nor does it purport to deal with all categories of investors, some of which may be subject to special tax rules. Current and prospective investors are therefore advised to consult with their tax advisors before making an investment in the Portfolio. The Portfolio's investors are expected to be principally regulated investment companies. The summary below does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them. The below summary is based on the laws in effect on the date of this Registration Statement and on existing judicial and administrative interpretations thereof, all of which are subject to change, possibly with retroactive effect.

Federal Income Taxation of the Portfolio and its Investors

Federal Income Tax Treatment of the Portfolio. It is intended that the Portfolio operate and be treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" (as defined in Section 7704 of the Code) taxable as a corporation. As a result, the Portfolio generally is not expected to be subject to U.S. federal income tax. Although the Portfolio is not subject to federal income tax, it will file appropriate information returns with the Internal Revenue Service ("IRS") annually as described below in "Federal Income Taxation of Investors."

Federal Income Taxation of Investors. Each investor in the Portfolio is required to take into account in determining its U.S. federal income tax liability its allocable share (as determined in accordance with the governing instruments of the Portfolio and Subchapter K of the Code, related Treasury regulations promulgated thereunder, and other applicable authority) of the Portfolio’s income, gain, loss, deductions, credits and tax preference items for any taxable year of the Portfolio ending with or within the taxable year of such investor, without regard to whether the investor has received or will receive any cash or property distributions from the Portfolio.

The Portfolio may modify its partner allocations to comply with applicable tax regulations, including, without limitation, the income tax regulations under Sections 704, 706, 708, 734, 743, 754, and 755 of the Code. It also may make special allocations of specific tax items, including gross income, gain, deduction, or loss. These modified or special allocations could result in an investor receiving more or less items of income, gain, deduction, or loss (and/or income, gain, deduction, or loss of a different character) than it would in the absence of such modified or special allocations.

The amount of tax due, if any, with respect to gains and income of the Portfolio is determined separately for each investor. The Portfolio will be required to file an information return on IRS Form 1065 and, following the close of the Portfolio’s taxable year, to provide each investor with a Schedule K-l indicating the investor’s allocable share of the Portfolio’s income, gains, losses, deductions, credits, and items of tax preference. Each investor, however, is responsible for keeping its own records for determining its tax basis in its Portfolio interests and calculating and reporting any gain or loss resulting from a Portfolio distribution or redemption or other disposition of Portfolio interests.

Investors who contribute assets in-kind to the Portfolio in exchange for Portfolio interests (to the extent such investors do not recognize gains at the time of the contribution) generally will, at the time of disposition by the Portfolio of the investors’ contributed assets, be specially allocated gains or losses from such assets up to the amount of built-in gain or built-in loss, respectively, at the time of contribution. There are circumstances in which investors who contribute appreciated assets to the Portfolio in-kind could recognize income up to the built-in gain in such assets at the time of contribution even in advance of a disposition of such assets. The IRS may successfully challenge any of the Portfolio’s allocations, elections or determinations, in which case an investor may be allocated more or less of any tax item.

Distributions and adjusted basis. In general, an investor’s adjusted basis in its interest in the Portfolio will initially equal the amount of cash and the adjusted basis in other property, if any, the investor has contributed for the interest and will be increased by the investor’s proportionate share of Portfolio income and gains and decreased (but not below zero) by the amount of cash distributions and the adjusted basis of any property distributed from the Portfolio to the investor and such investor’s distributive share of certain Portfolio expenses and losses. In addition, (1) an investor’s basis includes the investor’s share of the Portfolio’s liabilities, and (2) decreases in the investor’s share of liabilities are treated as cash distributions.

In general, an investor that receives cash in connection with the investor’s complete withdrawal from the Portfolio will recognize capital gain or loss to the extent of the difference between the proceeds received by such investor and such investor’s adjusted tax basis in its Portfolio interest immediately before the distribution. Gain or loss recognized as a result of a complete withdrawal from the Portfolio generally will be short-term or long-term capital gain or loss depending on the investor’s holding period for its interests in the Portfolio, except that an investor will generally recognize ordinary income (regardless of whether there would be net gain on the transaction and possibly in excess of net gain otherwise recognized) to the extent that the investor receives a cash distribution for the investor’s allocable share of (i) previously untaxed “unrealized receivables” (including any accrued but untaxed market discount) and (ii) substantially appreciated inventory, if any. The basis attributable to any unrealized receivables or substantially appreciated inventory might also affect the calculation of gain or loss from the other assets held by the Portfolio. An investor’s receipt of a non-liquidating cash distribution from the Portfolio generally will result in recognized gain (but not loss) only to the extent that the amount of the distribution exceeds such investor’s adjusted basis in its Portfolio interest before the distribution. If an investor acquired portions of its interest at different times or acquired its entire interest in a single transaction subject to different holding periods, the investor’s interest generally will have a divided holding period, which could cause the investor to recognize more or less short-term and long-term capital gain or loss than it would have with a single holding period.

An investor generally will not recognize gain or loss on an in-kind distribution of property from the Portfolio. If the distribution does not represent a complete liquidation of the investor’s Portfolio interest, the investor’s basis in the distributed property generally will equal the Portfolio’s adjusted tax basis in the property, or, if less, the investor’s basis in its Portfolio interest before the distribution. If the distribution is made in complete liquidation of the investor’s Portfolio interest, the investor generally will take the assets with a tax basis equal to its adjusted tax basis in its interest. Special rules apply to the distribution of property to an investor who contributed other property to the Portfolio and to the distribution of such contributed property to another investor. The federal income tax law generally requires a partner in a partnership to recognize gain on a distribution by the partnership of marketable securities, to the extent that the value of such securities exceeds the partner’s adjusted basis in its partnership interest. This requirement does not apply, however, to distributions to “eligible partners” of an “investment partnership,” as those terms are defined in the Code. It is intended that the Portfolio be operated so as to qualify as an “investment partnership,” although there can be no assurance that it will so qualify. If the Portfolio qualifies as an investment partnership, each investor should qualify as an “eligible partner,” provided that such investor contributes only cash and certain other liquid property to the Portfolio.

An investor cannot deduct losses from the Portfolio in an amount greater than such investor’s adjusted tax basis in its Portfolio interest as of the end of the Portfolio’s tax year. An investor may be able to deduct such excess losses in subsequent tax years to the extent that the investor’s adjusted tax basis for its interest exceeds zero in such years. Certain other limitations on the deductibility of losses and certain expenses can also apply. For instance, Section 163(d) of the Code imposes limitations on the deductibility of investment interest by non-corporate taxpayers. Investment interest is defined as interest paid or accrued on indebtedness incurred or continued to purchase properties to be held for investment. Investment interest is deductible only to the extent of net investment income (i.e., investment income less investment expenses). Investment interest which cannot be deducted for any year because of the foregoing limitation may be carried forward and allowed as a deduction in a subsequent year to the extent the taxpayer has net investment income in such year. Because all or substantially all of the income or loss of the Portfolio is expected to be treated as arising from property held for investment, any interest expense incurred by a non-corporate investor to purchase or carry its interests in the Portfolio and its allocable share of interest expense incurred by the Portfolio may be subject to the investment interest limitations.

In addition, depending on the nature of its activities, the Portfolio may be deemed to be either an investor or trader in securities, or both if the Portfolio engages in multiple activities. If the Portfolio is deemed to be an investor, certain Portfolio fees and expenses (including, without limitation, the management fees) will be treated as miscellaneous itemized deductions of the Portfolio for U.S. federal income tax purposes. An individual taxpayer and certain trusts or estates that hold interests in the Portfolio (directly or through certain pass-through entities, including a partnership, a nonpublicly offered regulated investment company, a Subchapter S corporation, or a grantor trust) may deduct such fees and expenses in a taxable year only to the extent they exceed 2% of the taxpayer’s adjusted gross income, but only if the investor itemizes deductions. In addition, in the case of individuals whose adjusted gross income exceeds a certain inflation adjusted threshold, the aggregate itemized deductions allowable for the year will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the applicable threshold or (ii) 80% of the aggregate itemized deductions otherwise allowable for the taxable year (this limitation being applied after giving effect to the 2% floor described above and any other applicable limitations).

Federal Income Taxation of Portfolio Income. For federal income tax purposes, investment income is generally treated as ordinary income. The treatment of capital gains, however, is generally determined by how long the Portfolio owned (or is deemed to have owned) the investments that generated them, rather than by how long an investor has held its interest in the Portfolio. In general, gains or losses from the sale of investments that the Portfolio owned (or is deemed to have owned) for one year or less are treated as short-term capital gains or losses and gains or losses from the sale of investments that the Portfolio owned (or is deemed to have owned) for more than one year are treated as long-term capital gains or losses. Dividends received by the Portfolio (if any) from domestic corporations and certain foreign corporations will be "qualified dividend income," taxed in the hands of individuals and other non-corporate taxpayers at the rates applicable to long-term capital gain, provided certain holding period and other requirements are met. The Portfolio does not expect to earn income that will qualify as "qualified dividend income," or for the corporate dividends-received deduction when allocated to investors.

Income received by the Portfolio in lieu of dividends with respect to (i) securities on loan pursuant to a securities lending transaction or (ii) dividend income received by the Portfolio on securities it temporarily purchased from a counterparty pursuant to a repurchase agreement that is treated for U.S. federal income tax purposes as a loan by the Fund, will not constitute qualified dividend income to individual and other non-corporate shareholders and will not be eligible for the dividends-received deduction for corporate shareholders.

The distinction between capital gains and ordinary income is significant not only with respect to the maximum tax rate differential for individuals and other non-corporate taxpayers, but also with regard to the rules concerning the offsetting of capital gains and losses. In general, capital losses are allowed as an offset only against capital gains. If an individual (or other non-corporate taxpayer) has a net capital loss, the first $3,000 may generally offset ordinary income, and the excess may be carried forward (but not back) indefinitely and applied first against capital gains, and then against ordinary income up to $3,000, in each succeeding year. Corporations may only offset capital losses against capital gains and may also be subject to other rules that limit the use of losses in a particular taxable year, and the excess generally may be carried back for three years and carried forward for up to five years.

An additional 3.8% Medicare contribution tax is imposed on certain net investment income (which includes, but is not limited to, interest, dividends and net gain on investments) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds a threshold amount.

Special federal income tax provisions that apply to certain investments. Certain of the Portfolio's investment practices are subject to special and complex federal income tax provisions, including rules relating to short sales, constructive sales, “straddle” and “wash sale” transactions and mark-to-market rules, that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gains into higher taxed short-term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss, (iv) cause the recognition of income or gain without a corresponding receipt of cash and/or (v) adversely alter the characterization of certain Portfolio investments. Moreover, the straddle rules and short sale rules may require the capitalization of certain related expenses of the Portfolio.

Certain debt obligations. The Portfolio’s investment in debt obligations that are issued with original issue discount (OID) or acquired with market discount or acquisition discount will be subject to special federal income tax rules. Pursuant to these special rules, the Portfolio may be required to include any such OID or discount generated on these securities in its taxable income, and allocate that income to its investors, over the term of the securities, even though payment of those amounts are not received until a later time, upon partial or full repayment or disposition of the debt securities. These investments may also affect the character of income recognized by the Portfolio and allocated to its investors.

Certain mortgage-backed securities. Under a notice issued by the IRS in October 2006 and Treasury regulations that have yet to be issued but may apply retroactively, a portion of the Portfolio’s income (including income allocated to the Portfolio from another pass-through entity) that is attributable to a residual interest in a real estate mortgage investment conduit (REMIC) (including a residual interest in a collateralized mortgage obligation (CMO) for which an election to be treated as a REMIC is in effect) or an equity interest in a taxable mortgage pool (TMP) (referred to in the Code as an “excess inclusion”) will be subject to federal income tax in all events. This notice also provides, and the regulations are expected to provide, that excess inclusion income of a partnership will be allocated to investors in the partnership consistent with their allocation of other items of income, with the same consequences as if the investors held the related REMIC or TMP interest directly. In general, excess inclusion income allocated to investors (i) may constitute “unrelated business taxable income” (UBTI) for those entities who would otherwise be exempt from federal income tax, such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities, that invest in a regulated investment company to which the Portfolio allocates excess inclusion income, thereby potentially requiring an entity that otherwise might not be required to file a federal income tax return, to file a tax return and pay tax on such income, (ii) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions), and (iii) will not be eligible for reduced U.S. withholding tax rates for non-US investors (including non-US investors eligible for the benefits of a U.S. income tax treaty) that invest in a regulated investment company to which the Portfolio allocates excess inclusion income.

Foreign investments. The Portfolio may make investments that subject the Portfolio and/or investors directly or indirectly to taxation and/or tax filing obligations in foreign jurisdictions, including withholding taxes on dividends, interest, and capital gains. In particular, the Portfolio’s foreign investments may cause some of the income or gains of the Portfolio to be subject to withholding or other taxes of foreign jurisdictions, and could result in taxation on net income attributed to the jurisdiction if the Portfolio were considered to be conducting a trade or business in the applicable country through a permanent establishment or otherwise. Such foreign taxes and/or tax filing obligations may be reduced or eliminated by applicable income tax treaties, although investors should be aware that the Portfolio may not be entitled to claim reduced withholding rates on foreign taxes or may choose not to assert any such claim. The tax consequences to investors may depend in part on the direct and indirect activities and investments of the Portfolio. Accordingly, the Portfolio will be limited in its ability to avoid adverse foreign tax consequences resulting from the Portfolio’s underlying investments. Furthermore, some investors may not be eligible for certain or any treaty benefits. Subject to applicable limitations, an investor that is a regulated investment company for U.S. federal income tax purposes may be entitled to elect to permit its shareholders to claim, for U.S. federal income tax purposes, a credit or deduction for its allocable share of any foreign tax incurred by the Portfolio, including withholding taxes, so long as such foreign tax qualifies as a creditable income tax under the applicable Treasury regulations.

Regulated investment company investors. It is intended that the Portfolio’s assets and income will be managed in such a way that an investor in the Portfolio will be able to satisfy the diversification and income requirements of Subchapter M of the Code for qualification as a "regulated investment company," assuming that the investor invested all or substantially all of its assets in the Portfolio.

Because the Portfolio is not required to make distributions to its investors each year, the income recognized by a regulated investment company in respect of its investment in the Portfolio could exceed amounts distributed by the Portfolio to the regulated investment company in a particular year. In addition, this situation can be exacerbated by certain of the Portfolio’s investments which, as described earlier, can give rise to "phantom" (noncash) income or otherwise cause timing differences between income recognition for federal income tax purposes and actual receipt of cash by the Portfolio on the investments. Accordingly, investors that intend to meet the 90% distribution requirement for treatment as a "regulated investment company" could be required to redeem a portion of their interests in the Portfolio in order to obtain sufficient cash to satisfy the annual 90% distribution requirement with respect to such income and to otherwise avoid entity-level U.S. federal income and excise taxes. The Portfolio, in turn, may sell portfolio holdings in order to meet such redemption requests, including at a time when it may not be advantageous to do so.

Backup Withholding

The Portfolio may be required to withhold U.S. federal income tax on distributions and redemption proceeds payable to investors who fail to provide the Portfolio with their correct taxpayer identification number or to make required certifications, who have underreported dividend or interest income, or who have been notified (or when the Portfolio is notified) by the IRS that they are subject to backup withholding. The backup withholding tax rate is currently 28%. Corporate investors and certain other investors specified in the Code generally are exempt from such backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the investor’s U.S. federal income tax liability.

Audits and Adjustments to Tax Liability

The Portfolio’s tax returns are subject to review by the IRS and other taxing authorities. If the Portfolio were audited and the IRS or another taxing authority were successful in adjusting items of income, gain, loss or deduction, then subject to the Revised Audit Provisions discussed below, such adjustments could change the income tax liabilities of investors in the Portfolio and might require investors to file amended tax returns, which could result in an investor owing additional taxes, penalties and interest and in an audit of the investor’s own tax return.

For tax years beginning on or after January 1, 2018, the federal income tax audit procedures that apply to partnerships, such as the Portfolio, will change. Under these new rules (the “Revised Audit Provisions”), any adjustments to the Portfolio’s tax items (including any investor’s share thereof) would be determined in a proceeding at the Portfolio level. Any resulting underpayment of taxes (including interest and penalties) generally would be assessed against the Portfolio itself, notwithstanding that the Portfolio is not otherwise subject to federal income tax. As a result, such additional income tax assessment would be borne by the investors that own an interest in the Portfolio at the time of such assessment, which may be different persons, or persons with different ownership percentages, than the persons owning interests for the tax year at issue.

Under the Revised Audit Provisions, certain elections may be available to mitigate the impact of these adjustments on the Portfolio, including an election to “pass through” the adjustments to investors. If such an election were made, each person who was an investor in the year subject to audit would be responsible for any additional taxes, interest and penalties on its share of the adjustment. However, details regarding the scope and availability of this election, as well as other aspects of the rules, are presently uncertain.

U.S. Tax Shelter Rules

The Portfolio may engage in transactions or make investments that would subject the Portfolio, its investors, and/or its “material advisors,” as defined in Treas. Reg. Sec. 301.6112-1(c)(1), to special rules requiring such transactions or investments by the Portfolio or investments in the Portfolio to be reported and/or otherwise disclosed to the IRS, including to the IRS’s Office of Tax Shelter Analysis (the “Tax Shelter Rules”). A transaction may be subject to reporting or disclosure if it is described in any of several categories of “reportable transactions” in Treas. Reg. Sec. 1.6011-4(b), which include, among others, transactions that result in the incurrence of a loss or losses exceeding certain thresholds or that are offered under conditions of confidentiality. Although the Portfolio does not expect to engage in transactions solely or principally for the purpose of achieving a particular tax consequence, there can be no assurance that the Portfolio will not engage in transactions that trigger the Tax Shelter Rules. In addition, an investor may have disclosure obligations with respect to its interest in the Portfolio if the investor (or the Portfolio in certain cases) participates in a reportable transaction.

Investors should consult their own tax advisors about their obligation to report or disclose to the IRS information about their investment in the Portfolio and participation in the Portfolio’s income, gain, loss, deduction, or credit with respect to transactions or investments subject to these rules. In addition, pursuant to these rules, the Portfolio may provide to its material advisors identifying information about the Portfolio’s investors and their participation in the Portfolio and the Portfolio’s income, gain, loss, deduction, or credit from those transactions or investments, and the Portfolio or its material advisors may disclose this information to the IRS upon its request. Significant penalties may apply for failure to comply with these rules.

Under U.S. federal tax law, if the Portfolio (or any fund in which the Portfolio directly or indirectly invests) engages in certain tax shelter transactions, a tax-exempt investor could be subject to an excise tax equal to the highest corporate tax rate times the greater of (i) the investor’s net income from the transactions or (ii) 75% of the proceeds attributable to the investor from the transactions. If such a tax-exempt investor knew or had reason to know that a transaction was a prohibited tax shelter transaction, a substantially higher excise tax could be applicable. In addition, such tax-exempt investors could be subject to certain disclosure requirements, and penalties could apply if such tax-exempt investors do not comply with such disclosure requirements. There can be no assurance that the Portfolio (or any fund in which the Portfolio directly or indirectly invests) will not engage or be deemed to engage in prohibited tax shelter transactions. The excise tax does not apply to tax-exempt investors that are pension plans, although certain penalties applicable to “entity managers” (as defined in Section 4965(d) of the Code) might still apply. Tax-exempt investors should consult their own tax advisors regarding these provisions.

In certain circumstances, the Portfolio and/or the Portfolio’s tax advisor may make special disclosures to the IRS of certain positions taken by the Portfolio.

FATCA

Sections 1471-1474 of the Code and the U.S. Treasury regulations and IRS guidance issued thereunder (collectively “FATCA”) generally require the Portfolio to obtain information sufficient to identify the status of each of its investors. If an investor fails to provide this information or otherwise fails to comply with FATCA, the Portfolio may be required to withhold under FATCA at a rate of 30% with respect to that investor on certain U.S. source payments, such as interest, dividends, and certain other amounts, including any gross proceeds realized upon the sale or other disposition of any property that can produce U.S. source interest or dividends. The Portfolio may disclose the information that it receives from (or concerning) its investors to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA, related intergovernmental agreements or other applicable law or regulation. Each investor is urged to consult its tax advisor regarding the applicability of FATCA and any other reporting requirements with respect to the investor’s own situation, including investments through an intermediary.

Non-Income, State, Local, and Foreign Taxes

The foregoing discussion does not address the U.S. federal alternative minimum tax, or U.S. federal non-income, state, local, or foreign tax, consequences of an investment in the Portfolio. It is possible that the Portfolio’s activities might generate tax return filing, reporting, or tax payment obligations in U.S. states or local or foreign jurisdictions. Prospective investors should consult their own tax advisors regarding U.S. federal non-income, state, local, and foreign tax matters.

The foregoing is only a summary of certain material U.S. federal income tax consequences affecting the Portfolio and its investors. Current and prospective investors are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Portfolio.

In particular, the Portfolio's investors are expected to be principally entities that intend to qualify for the special tax treatment accorded regulated investment companies under Subchapter M of the Code. The foregoing discussion does not address all of the special tax considerations applicable to those investors. Further, the summary above does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them. Potential investors that do not qualify or do not intend to qualify as regulated investment companies are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Portfolio.

Item 25. Underwriters

The placement agent for the Portfolio is DDI, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 26. Calculation of Performance Data

Not applicable.

Item 27. Financial Statements

The Portfolio’s financial statements (audited and unaudited) are hereby incorporated by reference from the Annual Reports for (1) Deutsche Money Market Trust — Deutsche Government Money Market Series (Institutional Shares), (2) Deutsche Government Cash Management Fund (Institutional Shares) and (3) Deutsche Government Cash Reserves Fund Institutional (Institutional Class) (File Nos. 002-78122 and 811-03495). All unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. In addition, all such adjustments are of a normal recurring nature.

Government Cash Management Portfolio

PART C. OTHER INFORMATION

Responses to Items 28(e), (i), (j) and (k) have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 28. Exhibits

(a)	(1)	Amended and Restated Declaration of Trust dated April 1, 1990. (Incorporated by reference to Amendment No. 9 to the Registration Statement, as filed on April 24, 1996.)

	(2)	Amendment of Amended and Restated Declaration of Trust dated November 30, 1990. (Incorporated by reference to Amendment No. 13 to the Registration Statement, as filed on April 30, 1999.)

	(3)	Certificate of Amendment dated May 16, 2003. (Incorporated by reference to Amendment No. 18 to the Registration Statement, as filed on April 29, 2004.)

	(4)	Certificate of Amendment dated February 6, 2006. (Incorporated by reference to Amendment No. 20 to the Registration Statement, as filed on April 28, 2006.)

	(5)	Certificate of Amendment dated April 12, 2016. (Incorporated by reference to Amendment No. 34 to the Registration Statement, as filed on April 29, 2016.)

(b)	(1)	By-Laws dated March 26, 1990. (Incorporated by reference to Amendment No. 9 to the Registration Statement, as filed on April 24, 1996.)

	(2)	Amendment to By-Laws dated September 30, 2005. (Incorporated by reference to Amendment No. 33 to the Registration Statement, as filed on May 1, 2015.)

	(3)	Amendment to By-Laws dated April 1, 2011. (Incorporated by reference to Amendment No. 29 to the Registration Statement, as filed on April 29, 2011.)

(c)		Instruments defining the rights of shareholders, including the relevant portions of the Amended and Restated Declaration of Trust, dated April 1, 1990, as amended through April 12, 2016 (see Section 5.2), and the By-Laws, dated March 26, 1990, as amended through April 1, 2011 (See Article #9). (Incorporated by reference to exhibits (a)(1) through (a)(5) and (b)(1) through (b)(3) to this Registration Statement.)

(d)	(1)	Amended and Restated Investment Management Agreement between the Registrant and Deutsche Investment Management Americas Inc. dated June 1, 2006, and as revised January 1, 2007, May 14, 2007, August 1, 2007, and May 1, 2016. (Incorporated by reference to Amendment No. 34 to the Registration Statement, as filed on April 29, 2016.)

(f)		Not applicable.

(g)	(1)	Master Custodian Agreement between Registrant and State Street Bank and Trust Company dated November 17, 2008. (Incorporated by reference to Amendment No. 25 to the Registration Statement, as filed on April 30, 2009.)

	(2)	Amendment, effective as of January 20, 2017, to the Master Custodian Agreement dated November 17, 2008. (Filed herein.)

	(3)	Appendix A, effective as of May 1, 2016, to Master Custodian Agreement dated November 17, 2008. (Filed herein.)

(h)	(1)	Exclusive Placement Agent Agreement between the Registrant and Scudder Distributors, Inc. (now known as Deutsche AM Distributors, Inc.) dated August 19, 2002. (Incorporated by reference to Amendment No. 17 to the Registration Statement, as filed on April 30, 2003.)

	(2)	Sub-Administration and Sub-Accounting Agreement among State Street Bank and Trust Company and Deutsche Investment Management Americas Inc., Scudder Fund Accounting Corporation, and Investment Company Capital Corp. dated April 1, 2003. (Incorporated by reference to Amendment No. 18 to the Registration Statement, as filed on April 29, 2004.)

	(3)	Amendment, effective as of January 20, 2017, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Filed herein.)

	(4)	Schedule A, dated as of May 1, 2016, to Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Filed herein.)

	(5)	Letters of Indemnity to the Scudder Funds (New York Board) dated October 8, 2004; and Letter of Indemnity to the Independent Trustees dated October 8, 2004. (Incorporated by reference to Amendment No. 19 to the Registration Statement, as filed on April 29, 2005.)

	(6)	Amended and Restated Administrative Services Agreement between the Registrant and Deutsche Investment Management Americas Inc. dated as of February 12, 2016. (Incorporated by reference to Amendment No. 34 to the Registration Statement, as filed on April 29, 2016.)

	(7)	Transfer Agency and Service Agreement between the Registrant and DWS Scudder Investment Service Company (now known as Deutsche AM Service Company) dated June 1, 2006. (Incorporated by reference to Amendment No. 21 to the Registration Statement, as filed on April 30, 2007.)

	(8)	Amendment No. 1, made as of July 13, 2016, to the Transfer Agency and Service Agreement dated June 1, 2006. (Filed herein.)

	(9)	Form of Expense Limitation Agreement, dated October 1, 2007, between the Registrant and Deutsche Investment Management Americas Inc. (Filed herein.)

(l)		Investment representation letters of initial investors. (Previously filed on July 20, 1990.)

(m)		Not applicable.

(n)		Not applicable.

(o)		Reserved.

(p)	(1)	Code of Ethics for Deutsche Asset Management and Deutsche Bank Wealth Management – U.S., dated September 13, 2016. (Filed herein.)

	(2)	Consolidated Fund Code of Ethics — All Funds, dated January 26, 2017. (Filed herein.)

Item 29. Persons Controlled by or under Common Control with the Fund

None

Item 30. Indemnification

Under Article V, Section 5.3 of the Trust’s Amended and Restated Declaration of Trust, the Trust shall indemnify each of its Trustees, officers, employees, and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or in Section 5.1 or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 5.3, provided that the indemnified Person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

The Registrant has purchased insurance policies insuring its officers and trustees against certain liabilities which such officers and trustees may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to its officers and trustees by way of indemnification against such liabilities, subject to certain deductibles.

Deutsche Investment Management Americas Inc. (hereafter, “DIMA”), the investment advisor, has agreed, subject to applicable law and regulation, to indemnify and hold harmless the Registrant against any loss, damage, liability and expense, including, without limitation, the advancement and payment, as incurred, of reasonable fees and expenses of counsel (including counsel to the Registrant and counsel to the Independent Trustees) and consultants, whether retained by the Registrant or the Independent Trustees, and other customary costs and expenses incurred by the Registrant in connection with any litigation or regulatory action related to possible improper market timing or other improper trading activity or possible improper marketing and sales activity in the Registrant (“Private Litigation and Enforcement Actions”). In the event that this indemnification is unavailable to the Registrant for any reason, then DIMA has agreed to contribute to the amount paid or payable by the Registrant as a result of any loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of DIMA and the Registrant with respect to the matters which resulted in such loss, damage, liability or expense, as well as any other relevant equitable considerations; provided, that if no final determination is made in such action or proceeding as to the relative fault of DIMA and the Registrant, then DIMA shall pay the entire amount of such loss, damage, liability or expense.

In recognition of its undertaking to indemnify the Registrant, and in light of the rebuttable presumption generally afforded to non-interested board members of an investment company that they have not engaged in disabling conduct, DIMA has also agreed, subject to applicable law and regulation, to indemnify and hold harmless each of the Independent Trustees against any and all loss, damage, liability and expense, including without limitation the advancement and payment as incurred of reasonable fees and expenses of counsel and consultants, and other customary costs and expenses incurred by the Independent Trustees, arising from the matters alleged in any Private Litigation and Enforcement Actions or matters arising from or similar in subject matter to the matters alleged in the

Private Litigation and Enforcement Actions (collectively, “Covered Matters”), including without limitation:

1.	all reasonable legal and other expenses incurred by the Independent Trustees in connection with the Private Litigation and Enforcement Actions, and any actions that may be threatened or commenced in the future by any person (including any governmental authority), arising from or similar to the matters alleged in the Private Litigation and Enforcement Actions, including without limitation expenses related to the defense of, service as a witness in, or monitoring of such proceedings or actions;

2.	all liabilities and reasonable legal and other expenses incurred by any Independent Trustee in connection with any judgment resulting from, or settlement of, any such proceeding, action or matter;

3.	any loss or reasonable legal and other expenses incurred by any Independent Trustee as a result of the denial of, or dispute about, any insurance claim under, or actual or purported rescission or termination of, any policy of insurance arranged by DIMA (or by a representative of DIMA acting as such, acting as a representative of the Registrant or of the Independent Trustees or acting otherwise) for the benefit of the Independent Trustee, to the extent that such denial, dispute or rescission is based in whole or in part upon any alleged misrepresentation made in the application for such policy or any other alleged improper conduct on the part of DIMA, any of its corporate affiliates, or any of their directors, officers or employees;

4.	any loss or reasonable legal and other expenses incurred by any Independent Trustee, whether or not such loss or expense is incurred with respect to a Covered Matter, which is otherwise covered under the terms of any specified policy of insurance, but for which the Independent Trustee is unable to obtain advancement of expenses or indemnification under that policy of insurance, due to the exhaustion of policy limits which is due in whole or in part to DIMA or any affiliate thereof having received advancement of expenses or indemnification under that policy for or with respect to any Covered Matter; provided, that the total amount that DIMA will be obligated to pay under this provision for all loss or expense shall not exceed the amount that DIMA and any of its affiliates actually receive under that policy of insurance for or with respect to any and all Covered Matters; and

5.	all liabilities and reasonable legal and other expenses incurred by any Independent Trustee in connection with any proceeding or action to enforce his or her rights under the agreement, unless DIMA prevails on the merits of any such dispute in a final, nonappealable court order.

DIMA is not required to pay costs or expenses or provide indemnification to or for any individual Independent Trustee (i) with respect to any particular proceeding or action as to which the Board of the Registrant has determined that such Independent Trustee ultimately would not be entitled to indemnification with respect thereto, or (ii) for any liability of the Independent Trustee to the Registrant or its shareholders to which such Independent Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Independent Trustee’s duties as a Trustee of the Registrant as determined in a final adjudication in such proceeding or action. In addition, to the extent that DIMA has paid costs or expenses under the agreement to any individual Independent Trustee with respect to a particular proceeding or action, and there is a final adjudication in such proceeding or action of the Independent Trustee’s liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Independent Trustee’s duties as a Trustee of the Registrant, such Independent Trustee has undertaken to repay such costs or expenses to DIMA.

Item 31. Business and Other Connections of Investment Advisor

During the last two fiscal years, no director or officer of Deutsche Investment Management Americas Inc., the investment advisor, has engaged in any other business, profession, vocation or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Item 32. Principal Underwriters

(a)

Deutsche AM Distributors, Inc. acts as principal underwriter of the Registrant’s shares and acts as principal underwriter for registered open-end management investment companies and other funds managed by Deutsche Investment Management Americas Inc.

(b)

Information on the officers and directors of Deutsche AM Distributors, Inc., principal underwriter for the Registrant, is set forth below. The principal business address is 222 South Riverside Plaza, Chicago, Illinois 60606.

(1)	(2)	(3)
Deutsche AM Distributors, Inc. Name and Principal Business Address	Positions and Offices with Deutsche AM Distributors, Inc.	Positions and Offices with Registrant

JJ Wilczewski 222 South Riverside Plaza Chicago, IL 60606	Director, President, CEO and Chairman of the Board	None

Brian Binder 222 South Riverside Plaza Chicago, IL 60606	Director and Vice President	President and Chief Executive Officer

Cynthia P. Nestle 345 Park Avenue New York, NY 10154	Director, Chief Operating Officer and Vice President	None

Kristin Kulik-Peters 222 South Riverside Plaza Chicago, IL 60606	Director and Vice President	None

Nancy Tanzil 60 Wall Street New York, NY 10005	Director, Chief Financial Officer and Treasurer	None

Bobby Brooks One Beacon Street Boston, MA 02108	Director and Vice President	None

Paul Schubert 60 Wall Street New York, NY 10005	Vice President	Chief Financial Officer and Treasurer

(1)	(2)	(3)
Deutsche AM Distributors, Inc. Name and Principal Business Address	Positions and Offices with Deutsche AM Distributors, Inc.	Positions and Offices with Registrant
Un-Sil Hwang 60 Wall Street New York, NY 10005	Chief Compliance Officer	None

Anjie LaRocca 60 Wall Street New York, NY 10005	Secretary	None

Carol Saracco 60 Wall Street New York, NY 10005	Assistant Secretary	None

(c)       Not applicable.

Item 33. Location of Accounts and Records

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

Advisor and Administrator (Accounting Agent, as applicable)	Deutsche Investment Management Americas Inc. 345 Park Avenue New York, NY 10154

Deutsche Investment Management Americas Inc. One Beacon Street Boston, MA 02108

Custodian and Sub-Administrator (Sub-Accounting Agent, as applicable)	State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111

Transfer Agent	Deutsche AM Service Company 210 West 10th Street Kansas City, MO 64105-1614

Sub-Transfer Agent	DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105

Distributor	Deutsche AM Distributors, Inc. 222 South Riverside Plaza Chicago, IL 60606

Storage Vendor	Iron Mountain Incorporated 12646 N.W. 115th Avenue Medley, FL 33178

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, GOVERNMENT CASH MANAGEMENT PORTFOLIO, has duly caused this Amendment No. 36 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized in the City of New York and the State of New York, on the 24th day of April 2017.

GOVERNMENT CASH MANAGEMENT PORTFOLIO

By: /s/Brian E. Binder

Brian E. Binder*

President

*By: /s/Caroline Pearson

Caroline Pearson**

Chief Legal Officer

**	Attorney-in-fact pursuant to the powers of attorney that are incorporated herein by reference to Amendment No. 33, as filed on May 1, 2015 to the Registration Statement.

Government Cash Management Portfolio

Exhibit Index

(g)(2)

(g)(3)

(h)(3)

(h)(4)

(h)(8)

(h)(9)

(p)(1)

(p)(2)